UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 28, 2011

Champion Industries, Inc.

(Exact Name of Registrant as Specified in Its Charter)

West Virginia

(State or Other Jurisdiction of Incorporation)

0-21084                                                      55-0717455

             (Commission File No.)                      (IRS Employer Identification No.)

2450 First Avenue
P. O. Box 2968
Huntington, West Virginia                                                                                                                            25728

(Address of Principal Executive Offices)                                                                                                   (Zip Code)

(304) 528-2700

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
0	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
0	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
0	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
0	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement.

In a Current Report on Form 8-K filed December 15, 2011, Champion Industries, Inc. (“Champion”) advised that on December 12, 2011, Fifth Third Bank, as Administrative Agent (the “Administrative Agent”) for lenders under Champion’s Credit Agreement dated September 14, 2007, as amended (the “Credit Agreement”) had sent Champion a Notice of Default and Reservation of Rights (“Notice of Default”), advising that Champion’s default under provisions of the Credit Agreement requiring it to maintain certain financial ratios constituted an Event of Default under the Credit Agreement.  The default relates to Sections 6.20(a), 6.20(b) and 6.20(d) of the Credit Agreement.

The Notice of Default also advised that the Administrative Agent had not waived the Event of Default and reserved all rights and remedies as a result thereof.  Those remedies include, under the Credit Agreement, the right to accelerate and declare due and immediately payable the principal and accrued interest on all loans outstanding under the Credit Agreement.

The Notice of Default further stated that any extension of additional credit under the Credit Agreement would be made by the lenders in their sole discretion without any intention to waive any Event of Default.

At December 28, 2011, the outstanding principal balance of Champion’s obligations under the Credit Agreement totaled approximately $47,609,720.

On December 28, 2011, the Administrative Agent, the Lenders, Champion, all its subsidiaries and Marshall T. Reynolds entered into a Limited Forbearance Agreement and Third Amendment to Credit Agreement (the “Forbearance Agreement”) which provides, among other things, that during a forbearance period commencing on December 28, 2011 and ending on April 30, 2012 (unless sooner terminated by default of Champion under the Forbearance Agreement or the Credit Agreement), the Required Lenders are willing to temporarily forbear exercising certain rights and remedies available to them, including acceleration of the obligations or enforcement of any of the liens provided for in the Credit Agreement.  Champion acknowledged in the Forbearance Agreement that as a result of the existing defaults, the Lenders are entitled to decline to provide further credit to Champion, to terminate their loan commitments, to accelerate the outstanding loans, and to enforce their liens.

The Forbearance Agreement provides that during the forbearance period, so long as Champion meets the conditions of the Forbearance Agreement, it may continue to request credit under the revolving credit line.

The Forbearance Agreement requires Champion to:

a)	engage a chief restructuring advisor to assist in developing a written restructuring plan for Champion’s business operations;
b)	submit a restructuring plan to the Administrative Agent by February 19, 2012;
c)	provide any consultant retained by the Administrative Agent with access to the operations, records and employees of Champion;
d)	attain revised minimum EBITDA covenant targets; and
e)	provide additional financial reports to the Administrative Agent.

The Forbearance Agreement provides that the credit commitment under the Credit Agreement is $15,000,000 and provides for a $1,450,000 reserve against the Credit Agreement borrowing base.

The Forbearance Agreement provides that $2,000,000 of the $2,500,000 cash collateral held by the Administrative Agent pursuant to the Contribution Agreement and Cash Collateral Security Agreement dated March 31, 2010 among Champion, Marshall Reynolds and the Administrative Agent (the “Contribution Agreement”) shall be applied at the execution of the Forbearance Agreement to the outstanding term loans in inverse order of maturity, which shall satisfy in full (a) any fixed charge violation (as defined in the Contribution Agreement) as of October 31,2011 and during the forbearance period and (b) any excess cash flow payment due under the Credit Agreement during the forbearance period.  If Champion, the Administrative Agent and applicable lenders do not enter into a new agreement or an amendment to the Forbearance Agreement by April 30, 2012, the defaults shall be deemed existing and uncured and any remaining funds in the cash collateral account shall be immediately available to the Administrative Agent pursuant to the Contribution Agreement.

Champion has paid to the Administrative Agent a nonrefundable forbearance fee of $50,884 upon execution of the Forbearance Agreement.

The foregoing summary of certain provisions of the Forbearance Agreement is qualified in its entirety by reference to the complete Forbearance Agreement filed as Exhibit 10.1 hereto.

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Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The description under “Item 1.01 – Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)              Exhibits

10.1           Limited Forbearance Agreement and Third Amendment to Credit Agreement dated December 28, 2011 among Champion Industries, Inc., its subsidiaries, Marshall Reynolds, Lenders and Fifth Third Bank, as Lender, L/C Issuer and Administrative Agent for Lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHAMPION INDUSTRIES, INC. (Registrant)
Date: January 3, 2012
/s/ Todd R. Fry Todd R. Fry, Senior Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit Number	Exhibit

10.1
Limited Forbearance Agreement and Third Amendment to Credit Agreement dated December 28, 2011 among Champion Industries, Inc., its subsidiaries, Marshall Reynolds, Lenders and Fifth Third Bank, as Lender, L/C Issuer and Administrative Agent for Lenders.

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